Subject to Completion
Preliminary Term Sheet dated July 28, 2011

Filed Pursuant to Rule 433
Registration No. 333-171806
Units Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September , 2012 $10 principal amount per unit Term Sheet No. Royal Bank of Canada	Pricing Date* Settlement Date* Maturity Date* CUSIP No.*	August , 2011 September , 2011 September , 2012

Strategic Accelerated Redemption Securities®
▪    The notes have a maturity of approximately one year and are callable at approximately 6, 9 and 12 months after issuance

▪    The notes will be called at $10 per unit plus a Call Premium if the closing level of the S&P 500® Index (the “Index”) on any Observation Date is equal to or greater than 100% of its Starting Value.

▪    The Call Premium will be between 6% and 10% per annum if called on the final Observation Date (equivalent to between 3% and 5% if the notes are called on the first Observation Date, between 4.50% and 7.50% if the notes are called on the second Observation Date).

▪    1-to-1 downside exposure with up to 95% of the principal amount at risk if the notes are not called and the closing level of the Index on the final Observation Date decreases below the Threshold Value

▪    Payments on the notes are subject to the credit risk and market perceptions of the creditworthiness of Royal Bank of Canada

▪    No periodic interest payments

▪    No listing on any securities exchange

▪    The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being offered by Royal Bank of Canada (“RBC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-10 of product supplement STR-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$ 10.000	$
Underwriting discount (1)	$ 0.125	$
Proceeds, before expenses, to Royal Bank of Canada	$ 9.875	$

(1)
The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, any Observation Date, or the maturity date will occur is subject to change.

Merrill Lynch & Co. August , 2011

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Summary

The Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September    , 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes will be subject to the credit risk of RBC.

The notes provide for an automatic call if the Observation Level of the S&P 500® Index (the “Index”) on any Observation Date after issuance is equal to or greater than the Call Level. If the notes are called, you will receive the Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit and will be based on the percentage decrease in the level of the Index from the Starting Value to the Ending Value. You must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. You must be prepared to have us call their notes on any Observation Date. Investors’ gain or loss generally will be long-term capital gain or loss if the notes are held for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, any capital gain or loss generally will be short-term capital gain or loss.  Any such gain or loss is subject to certain tax implications, set forth under “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to RBC.

Terms of the Notes		Determining Payments on the Notes
Issuer:	Royal Bank of Canada (“RBC”)

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”)
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:
The closing level of the Market Measure on the final Observation Date. If it is determined that a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Observation Date, the Ending Value will be determined as more fully described beginning on page S-25 of product supplement STR-1.

Observation Level:	The closing level of the Market Measure on any Observation Date
Observation Dates:	February , 2012, May , 2012, and August , 2012 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.
Call Level:	100% of the Starting Value
Call Amounts (per Unit):	$10.30 - $10.50 if called on February , 2012, $10.45 - $10.75 if called on May , 2012, and $10.60 - $11.00 if called on August , 2012. The actual Call Amounts will be determined on the pricing date.
Call Premium:	6% - 10% of the Original Offering Price per annum. The actual Call Premium will be determined on the pricing date.
Call Settlement Date:
The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page S-25 of product supplement STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	95% of the Starting Value (rounded to two decimal places).
Calculation Agent:	MLPF&S
Tax Treatment:
By purchasing these notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize a note for U.S. federal income tax purpose as a pre-paid derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below.

For a discussion of certain Canadian federal income tax consequences, please see the section entitled “Certain Canadian Federal Income Taxation Considerations” on page TS-10 below.

Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-7.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Hypothetical Payments on the Notes

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places).  These examples have been prepared for purposes of illustration only.  Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, and term of your investment.  The following examples do not take into account any tax consequences from investing in the notes.  These hypothetical examples are based on:

1) a Starting Value of 100.00;

2) a Threshold Value of 95.00, or 95% of the Starting Value;

3) a Call Level of 100.00, or 100% of the Starting Value;

4) a term of the notes from July 27, 2011 to August 3, 2012, a term expected to be similar to that of the notes;

5) a Call Premium of 8% of the Original Offering Price per unit per annum, the midpoint of the Call Premium range of 6% to 10% of the Original Offering Price per annum; and

6) Observation Dates occurring January 27, 2012, April 27, 2012, and July 27, 2012.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-8.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on January 27, 2012, the Call Amount per unit will be:
$10.00 plus the Call Premium of $0.40 = $10.40 per unit.

Example 2

If the call is related to the Observation Date that falls on April 27, 2012, the Call Amount per unit will be:
$10.00 plus the Call Premium of $0.60= $10.60 per unit.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Example 3

If the call is related to the Observation Date that falls on July 27, 2012, the Call Amount per unit will be:
$10.00 plus the Call Premium of $0.80 = $10.80 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the Ending Value of the Index on the final Observation Date is not less than 95.00, the Threshold Value. The Redemption Amount per unit will therefore be $10.00.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Example 5

The notes are not called on any of the Observation Dates and the Ending Value of the Index on the final Observation Date is less than 95.00, the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit.

If the Ending Value is 85.00, or 85% of the Starting Value, the Redemption Amount will be:

Summary of the Hypothetical Examples
Notes Are Called on an Observation Date	Observation Date on January 27, 2012	Observation Date on April 27, 2012	Observation Date on July 27, 2012

Starting Value	100.00	100.00	100.00

Call Level	100.00	100.00	100.00

Observation Level on the Observation Date	110.00	105.00	105.00

Return of the Index (excluding any dividends)	10.00%	5.00%	5.00%

Return of the Notes	4.00%	6.00%	8.00%

Call Amount per Unit	$10.40	$10.60	$10.80

Notes Are Not Called on Any Observation Date	Ending Value Is Greater than the Threshold Value	Ending Value Is Less than the Threshold Value

Starting Value	100.00	100.00

Ending Value	97.00	85.00

Threshold Value	95.00	95.00

Return of the Index (excluding any dividends)	-3.00%	-15.00%

Return of the Notes	0.00%	-10.00%

Redemption Amount per Unit	$10.00	$9.00

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-1 and page 1 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than the return on a comparable investment directly in the stocks included in the Index.

▪
Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪
The costs of developing, hedging, and distributing the notes described on page TS-7 are reflected in the public offering price, and will not be reflected in secondary market prices.  As a result, the price at which you may sell the notes in any secondary market may be significantly lower than the public offering price.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Index.

▪	Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪
While we, MLPF&S, or our respective affiliates may from time to time own shares of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent corporation of MLPF&S) is included in the Index, we, MLPF&S, or our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities, and those of MLPF&S, relating to the companies represented by the Index may create conflicts of interest with you.

▪
The calculation agent will have the authority to make determinations that could affect the value of your notes. We have the right to appoint and, under some circumstances, remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below and “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-1.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You anticipate that the closing level of the Index will be equal to or greater than the Call Level on any Observation Date and in that case you seek an early exit prior to maturity at a premium.

▪      You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Index from the Starting Value to the date on which the notes are called.

▪      You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪      You accept that your investment will result in a loss, which could be significant, if the closing level of the Index is below the Threshold Value on the final Observation Date.

▪      You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪      You seek exposure to the Index with no expectation of receiving dividends or other benefits of owning the stocks included in the Index.

▪      You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

▪      You want to hold your notes for the full term.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value.

▪      You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

▪      You seek a return on your investment that will not be capped at the Call Premium.

▪      You seek 100% principal protection or preservation of capital.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Index.

▪      You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.  The public offering price includes, in addition to the underwriting discount, an amount equal to approximately $0.05 per unit, which does not require any additional cash payment by investors beyond the public offering price on the settlement date to purchase the notes from MLPF&S.  This amount reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and our resulting obligations are hedged.  The fees charged reduce the economic terms of the notes.  Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates.  As a result of these amounts, the price at which you may sell the notes in any secondary market may be significantly lower than the public offering price.  For further information regarding these amounts, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-10 and “Use of Proceeds and Hedging” on page S-23 in product supplement STR-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices.  MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in such transactions.  The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of a Non-Exchange Traded Fund Market Measure” beginning on page S-38 of product supplement STR-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by MLPF&S and sublicensed by RBC for the purposes of this offering. The notes are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 27, 2011, 403 companies included in the Index traded on the New York Stock Exchange, and 97 companies included in the Index traded on The NASDAQ Stock Market. On July 27, 2011, the average market capitalization of the companies included in the Index was $23.83 billion. As of that date, the largest component of the Index had a market capitalization of $410.39 billion, and the smallest component of the Index had a market capitalization of $1.37 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of July 27, 2011 indicated in parentheses: Consumer Discretionary (10.66%); Consumer Staples (10.62%); Energy (13.11%); Financials (14.74%); Health Care (11.41%); Industrials (10.70%); Information Technology (18.70%); Materials (3.62%); Telecommunication Services (3.00%); and Utilities (3.43%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the payment on the notes.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

·	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

·	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

·
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through June 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On July 27, 2011, the closing level of the Index was 1,304.89.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

“The notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the notes. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the notes into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE INDEX. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS TERM SHEET OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED IN THE INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-1. As described in product supplement STR-1, this section applies to you only if you hold your notes as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STR-1.  In addition, except for the discussion under the heading “Recently Enacted Legislation,” this section does not apply to you if you are not a U.S. holder (as defined on page S-46 of product supplement STR-1).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the notes are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-49 of product supplement STR-1.

The United States federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below.  By purchasing the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize a note for U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index.  If your notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes.  Such gain or loss should generally be long term capital gain or loss if you have held your notes for more than one year, and will be short term capital gain if the notes are called on the first or second Observation Dates.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the notes in the manner described above.

The Internal Revenue Service released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon the call of your notes is determined, even though you may not receive any amounts in respect of your notes prior to the maturity of the notes.  In such case, if your notes are called on the final Observation Date (which will be within one year after the issuance of the notes), you may be treated as having a holding period in respect of your notes that is less than one year even though the call settlement date upon which you will receive the call proceeds in respect of your notes will occur more than one year after the issuance of the notes.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the return on which to report the relevant information. However, once the Internal Revenue Service issues the return, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such return.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-1.  You should consult your tax advisor as to the possible alternative treatments in respect of the notes.  For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the tax treatment of the notes are uncertain” beginning on page S-17 of product supplement STR-1.

Certain Canadian Federal Income Taxation Considerations

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement dated February 24, 2011, the section entitled “Certain Income Tax Consequences” in the prospectus supplement dated January 28, 2011, and the section entitled “Tax Consequences” in the prospectus dated January 28, 2011.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the S&P 500® Index, due September   , 2012

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-1 dated February 24, 2011: http://sec.gov/Archives/edgar/data/1000275/000121465911000609/d214110424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investment Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics.  The following description is meant solely for informational purposes and is not intended to fully describe any particular Market-Linked Investment nor guarantee any particular performance.

The notes are an “Enhanced Return” Market-Linked Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Return Market-Linked Investments as short- to medium-term investments that may offer you the potential to receive better than market returns on the performance of the underlying asset.  In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments do not assure full, or any repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent corporation of MLPF&S.

Strategic Accelerated Redemption Securities®